Exhibit 4.2

MATTEL, INC.

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 17, 2025

U.S. Bank Trust Company, National Association

as Trustee

EXHIBITS

Exhibit A	FORM OF NOTE

i

FIRST SUPPLEMENTAL INDENTURE dated as of November 17, 2025 between Mattel, Inc., a Delaware corporation (the “Company”) and U.S. Bank Trust Company, National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

WHEREAS, the Company and the Trustee entered into an indenture, dated as of the date hereof (the “Base Indenture”, as supplemented by this First Supplemental Indenture, dated as of the date hereof (the “First Supplemental Indenture”), and any further amendments or supplements thereto, collectively, the “Indenture”), providing for the issuance of 5.000% Senior Notes due 2030;

WHEREAS, the Indenture provides for, among other things, that, subsequent to the execution of the Base Indenture, the Company may provide for the issuance of Securities in accordance with Section 2.1 thereof through one or more Board Resolutions, Officer’s Certificates or supplemental indentures;

WHEREAS, the Base Indenture provides that the terms and conditions of any Securities shall be established in one or more Board Resolutions, Officer’s Certificates or supplemental indentures approved pursuant to a Board Resolution;

WHEREAS, pursuant to a Board Resolution dated as of September 11, 2025, the Company has authorized the issuance of $600,000,000 aggregate principal amount of its 5.000% Senior Notes due 2030;

WHEREAS, the Company has requested that the Trustee join in the execution of this First Supplemental Indenture; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the parties and a valid supplement to the Base Indenture have been done.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company and the Trustee hereby agree, for the equal and ratable benefit of all Holders, as follows:

ARTICLE 1

INTERPRETATION

Section 1.01 To Be Read With the Base Indenture.

This First Supplemental Indenture is supplemental to the Base Indenture, and shall hereafter be read together and shall have effect, so far as practicable, with respect to the Notes (as defined below) as if all the provisions of the Base Indenture and this First Supplemental Indenture were contained in one instrument.

Section 1.02 Capitalized Terms.

All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture.

ARTICLE 2

AMENDMENTS TO THE BASE INDENTURE

Effective on and after date of this First Supplemental Indenture, the Indenture is hereby amended as follows:

Section 2.01 Amendments to the Base Indenture.

(a) With respect to the Notes, Section 1.1 of the Base Indenture is hereby amended to amend or add the following defined terms in appropriate alphabetical order:

“Below Investment Grade Rating Event” shall be deemed to occur if the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on the 60th day following the occurrence of a Change of Control (which date shall be extended if the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies on such 60th day, such extension to last until the date on which the Rating Agency considering such possible downgrade either (x) rates the Notes below an Investment Grade Rating or (y) publicly announces that it is no longer considering the Notes for possible downgrade; provided that no such extension shall occur if any of the Rating Agencies rates the Notes with an Investment Grade Rating that is not subject to review for possible downgrade on such 60th day); provided further that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if any of the Rating Agencies making the reduction in rating that would otherwise be recognized by this definition does not announce or publicly confirm or inform the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“beneficial owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will not be deemed to have beneficial ownership of any securities that such “person” has the right to acquire or vote only upon the happening of any future event or contingency (including the passage of time) that has not yet occurred. The terms “beneficial ownership,” “beneficially owns,” and “beneficially owned” have a corresponding meaning.

“Board of Directors” means, as to any Person, the board of directors, board of managers, sole member or managing member, or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers, sole member or managing member, or other governing body of such entity, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Change of Control” means any of the following events:

(1) the direct or indirect sale, transfer, conveyance, or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person, other than to the Company or one of its Subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged, or changed, measured by voting power rather than number of shares; or

(3) the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (1) the Company becomes a direct or indirect Wholly-Owned Subsidiary of a holding company and (2)(i) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (ii) immediately following that transaction, the holders of the Company’s Voting Stock immediately prior to that transaction (or another holding company satisfying the requirements of this sentence) are the beneficial owners, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means with respect to the Notes the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Consolidated Net Worth” means an amount equal to (a) the total assets of the Company and its Subsidiaries on a consolidated basis minus (b) the total liabilities of the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Agreement” means the credit agreement with respect to the revolving credit facility dated as of July 15, 2024, as amended as of the date hereof, by and among the guarantors and other borrowers, if any, from time to time party thereto, the financial institutions named therein and Bank of America, N.A., as Administrative Agent.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases or Decreases in Global Note” attached thereto.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities, and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities, and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities, and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Equity Interests” means Capital Stock and all warrants, options, or other rights to acquire Capital Stock (but excluding any Capital Stock that arises only by reason of the happening of a contingency or any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indenture” means the indenture, dated as of September 30, 2010 (and as amended and supplemented to date), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to MUFG Union Bank, N.A.), as trustee.

“Existing Non-Guaranteed Notes” means (1) the $250.0 million in aggregate principal amount of 6.200% Senior Notes due 2040 and (2) the $300.0 million in aggregate principal amount of 5.450% Senior Notes due 2041.

“Existing 2026 Notes” means the $600.0 million in aggregate principal amount of 3.375% Senior Notes due 2026 issued by the Company, all of which are being redeemed with a portion of the net proceeds from the Notes.

“Existing 2027 Notes” means the $600.0 million in aggregate principal amount of 5.875% Senior Notes due 2027 issued by the Company.

“Existing 2029 Notes” means the $600.0 million in aggregate principal amount of 3.750% Senior Notes due 2029 issued by the Company.

“Existing Notes” means (1) the Existing Non-Guaranteed Notes, (2) the Existing 2026 Notes, (3) the Existing 2027 Notes, and (4) the Existing 2029 Notes.

“First Supplemental Indenture” means this first supplemental indenture, dated as of the date hereof, between the Company and the Trustee.

“Fitch” means Fitch, Inc. or any successor to the rating agency business thereof.

“Global Note” means a certificated Note registered in the name of the Holder thereof, substantially in the form of Exhibit A hereto.

“Global Note Legend” means the legends set forth in Section 2.14(b), which are required to be placed on all Global Notes issued under this Indenture.

“guarantee” means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Indebtedness” means, with respect to any person and, without duplication:

(1) any liability of such person (A) for borrowed money, or (B) for any letter of credit for the account of such person supporting obligations of such person or other persons, or (C) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or (D) for the payment of money relating to a Capitalized Lease Obligation;

(2) any liability of others described in the preceding clause (1) that the person has guaranteed or that is otherwise its legal liability; and

(3) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) and (2) above.

“Interest Payment Date” means, in the case of the Initial Notes, May 17 and November 17 of each year, commencing on May 17, 2026 and, in the case of any Additional Notes, such interest payment dates as may be designated by the Company in accordance with the provisions of Section 3.01 of the First Supplemental Indenture and, in each case, ending at the Stated Maturity of the Notes.

“Investment” means, with respect to any Person, (1) all investments by such Person in other Persons (including Affiliates) in the form of (i) loans (including guarantees of Indebtedness), (ii) advances or capital contributions (excluding accounts receivable, trade credit and advances or other payments made to customers, dealers, suppliers, and distributors, and payroll, commission, travel and similar advances to officers, directors, managers, employees, consultants, and independent contractors made in the ordinary course of business), and (iii) purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities issued by any such other Person and (2) investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in clause (1) of this definition to the extent such transactions involve the transfer of cash or other property. In no event shall a guarantee of an operating lease of the Company or any Subsidiary be deemed an Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P, and BBB- (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency.

“Issue Date” means November 17, 2025, the date the Notes were issued under this Indenture.

“joint venture” means any joint venture or similar arrangement (in each case, regardless of legal formation), including but not limited to collaboration arrangements, profit sharing arrangements, or other contractual arrangements pursuant to which a Person that is not the Company or an Affiliate of the Company has at least a 10% economic interest in such joint venture.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization, or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages, and other liabilities payable under the documentation governing any Indebtedness.

“Ordinary Course Lien” means:

(1) Liens of taxes, assessments, or governmental charges or levies on the property of the Company or any of its Subsidiaries if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on the books of the Company;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, and mechanics’ liens and other similar liens, arising in the ordinary course of business which secure obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on the books of the Company;

(3) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) utility easements, building restrictions, and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or any of its Subsidiaries, as the case may be;

(6) Liens relating to a judgment or other court-ordered award or settlement as to which the Company has not exhausted its appellate rights;

(7) (i) licenses and sublicenses granted by the Company or a Subsidiary, (ii) leases or subleases granted to or by the Company or any Subsidiary (by the Company or any Subsidiary as lessor or sublessor) to third parties not pursuant to a Sale/Leaseback Transaction, and (iii) franchise or co-development arrangements entered into by the Company or any Subsidiary with third parties for the development, marketing, and/or sale of the Company’s or any Subsidiary’s products and media content, in each case, in the ordinary course of business of the Company or any such Subsidiary, not materially interfering with the business of the Company, taken as a whole, and not for the purpose of providing a lien, security interest, charge, mortgage, pledge, or other such encumbrance to secure another obligation;

(8) any encumbrance or restriction (including put and call arrangements and rights of first refusal and similar rights) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(9) Liens arising out of conditional sale, title retention, consignment, or similar arrangements with vendors for the sale or purchase of goods entered into by the Company or any Subsidiary in the ordinary course of business; and

(10) Liens on copyrights with respect to film and episodic assets granted in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1) Liens existing on the Issue Date or arising under this Indenture;

(2) any extension, renewal, or replacement (or successive extensions, renewals, or replacements) of any Lien existing on the Issue Date, if limited to the same property subject to, and securing not more than the amount secured by, the Lien extended, renewed or replaced;

(3) Liens on Current Assets (or on any promissory note received in satisfaction of any accounts receivable of the Company or any of its Subsidiaries which, immediately prior to such satisfaction, was subject to such a Lien) securing Indebtedness incurred to finance working capital requirements, provided, however, such Indebtedness is secured by a Lien that does not mature later than 36 months from the date incurred;

(4) any Ordinary Course Lien arising, and only so long as continuing, in the ordinary course of the business of the Company or any of its Subsidiaries;

(5) Liens upon any property hereafter acquired (including by reason of a merger or consolidation of another entity into the Company or a Subsidiary) existing thereon at the time of acquisition, provided that such Liens (i) are not incurred in connection with, or in contemplation of, the acquisition of the property acquired, except as permitted under clause (6) of this definition, and (ii) do not extend to or cover any property or assets of the Company or any Subsidiary other than the property so acquired;

(6) purchase money Liens upon or in any real or personal property (including fixtures and other equipment) acquired or held by the Company or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing or refinancing the acquisition or improvement of or construction costs related to such property, provided that no such Lien shall extend to or cover any property or assets of the Company or any Subsidiary other than the property being acquired or improved;

(7) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation or Sale/Leaseback Transaction that is permitted under the covenant described under Section 4.6; and

(8) other Liens on assets which secure Indebtedness in an aggregate principal amount not exceeding the greater of (i) $450,000,000 and (ii) 20% of Consolidated Net Worth.

“Prospectus Supplement” means the Prospectus Supplement related to the offering of the Notes, dated November 5, 2025.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Company or any direct or indirect parent of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events, and other provisions) is in the aggregate economically fair and reasonable to the Company and its Subsidiaries;

(2) all sales of accounts receivable and related assets by the Company or any Subsidiary to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company); and

(3) the financing terms, covenants, termination events, and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Subsidiaries (other than a Receivables Subsidiary) to secure any Indebtedness shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Fitch, Moody’s, and S&P and (2) if Fitch, Moody’s, or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company or any direct or indirect parent of the Company as a replacement agency for Fitch, Moody’s, or S&P, as the case may be.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey, or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts, and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Swap Contracts entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty, or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set, or counterclaim of any kind as a result of any action taken by, any failure to take action by or, any other event relating to the seller.

“Receivables Subsidiary” means a Wholly-Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company or a direct or indirect parent of the Company makes an Investment and to which the Company or any Subsidiary of the Company or a direct or indirect parent of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries or a direct or indirect parent of the Company and all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or any direct or indirect parent of the Company (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement, or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company or any direct or indirect parent of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company or any direct or indirect parent of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Record Date” for the interest payable on any applicable Interest Payment Date means, in the case of the Initial Notes, May 1 or November 1 (whether or not a Business Day).

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, or any successor to the rating agency business thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities, and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Subordinated Indebtedness” means with respect to the Company, any Indebtedness of the Company which is by its terms expressly subordinated in right of payment to the Notes.

“Subsidiary” has the meaning set forth in the Existing Indenture as in effect on the Issue Date.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Wholly-Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

(b) With respect to the Notes, Section 1.2 is hereby amended to add the following defined terms in appropriate alphabetical order:

Term	Defined in Section
“Change of Control Offer”	4.7(b)
“Change of Control Payment”	4.7(a)
“Change of Control Payment Date”	4.7(b)(3)
“covenant defeasance”	8.1(b)
“EDGAR”	4.2(a)
“legal defeasance”	8.1(b)
“Successor Company”	5.1
“Transaction Agreement Date”	4.8

(c) With respect to the Notes, Section 4.2 of the Base Indenture shall be replaced in its entirety to read as follows:

“Section 4.2 Reports.

(a) The Company shall deliver to the Trustee within 30 days after it files them with the SEC copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided that any such annual reports, information, documents, or other reports filed or furnished with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system or any successor system shall be deemed to be delivered to the Trustee as of the time such annual reports, information, documents, or other reports are filed or furnished via EDGAR; provided, further, that (1) the Company shall not be required to deliver to the Trustee any materials for which the Company has sought confidential treatment by the SEC and (2) such reports and information shall not be required to comply with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision). The Trustee shall have no responsibility to determine whether any filings have been made on EDGAR.

(b) Notwithstanding the foregoing, the reports, information and other documents required to be filed and furnished to Holders of the Notes pursuant to this Section 4.2 may, at the option of the Company, be those of any direct or indirect parent of the Company so long as (1) the Notes are co-issued or guaranteed by such parent or (2) it is accompanied by consolidating information that explains in reasonable detail the material differences between the information relating to the Company and its Subsidiaries on a standalone basis, on the one hand, and such parent and its other subsidiaries, on the other hand. For the avoidance of doubt, the consolidating information referred to in the preceding sentence need not be audited or comply with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision).

(c) To the extent any such information is not so filed, posted, or furnished, as applicable, within the time periods specified above and such information is subsequently filed, posted, or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.1 if Holders of at least 30% in aggregate principal amount of the Notes then outstanding have declared the aggregate principal of and accrued and unpaid interest on the outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

(d) Delivery of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants hereunder or with respect to any reports or other documents filed with the SEC on EDGAR or any website under this Indenture, or participate in any conference calls.”

(d) With respect to the Notes, Section 4.5 of the Base Indenture shall be replaced in its entirety to read as follows:

“Section 4.5 Limitation on Liens.

The Company will not and will not permit any of its Subsidiaries to, directly or indirectly, create, assume, or otherwise cause or suffer to exist, except in favor of the Company, any Lien of or upon any of the properties or assets, real, personal, or mixed (including stock and other securities of its Subsidiaries), of the Company or any of its Subsidiaries whether owned on the Issue Date or thereafter acquired, or of or upon any income or profits therefrom, except for Permitted Liens, unless:

(1) in the case of Liens securing Indebtedness that is Subordinated Indebtedness, the Notes are secured by a Lien on such assets that is senior in priority to such Liens; and

(2) in all other cases, the Notes are secured equally and ratably with or prior to such Liens;

provided that such Lien which is granted to secure the Notes under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes under this covenant.

For the purposes of determining compliance with this covenant, notwithstanding anything herein to the contrary, in the event that a Lien meets the criteria of more than one of the categories of Permitted Liens, the Company shall, in its sole discretion, classify such Lien and may divide, classify, and later redivide or reclassify such Lien in more than one of the types of Permitted Liens (provided that at the time of redivision or reclassification it meets the criteria in such category or categories).”

(e) With respect to the Notes, Section 4.6 of the Base Indenture shall be replaced in its entirety to read as follows:

“Section 4.6 Limitation on Sale/Leaseback Transactions.

The Company will not and will not permit any of its Subsidiaries to, directly or indirectly, enter into any Sale/Leaseback Transaction unless either:

(1) the Company or such Subsidiary would be permitted, pursuant to the terms of clause (8) of the definition of “Permitted Liens,” to incur Indebtedness in an aggregate principal amount equal to or exceeding the aggregate amount (before deducting expenses) of the Sale/Leaseback Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction; or

(2) the Company or such Subsidiary within 90 days of the effectiveness of such Sale/Leaseback Transaction applies or unconditionally agrees to apply to the retirement of Indebtedness an amount equal to the greater of (x) the net proceeds of the Sale/Leaseback Transaction or (y) the fair value, in the opinion of the Board of Directors of the Company, of the subject property of the Sale/Leaseback Transaction at the time of such transaction (in either case adjusted to reflect the remaining term of the lease subject to such Sale/Leaseback Transaction).”

(f) With respect to the Notes, Section 4.7 shall be added in its entirety to the Base Indenture to read as follows:

“Section 4.7 Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, each Holder will have the right to require the Company to repurchase all or any part of such Holder’s Notes at a repurchase price in cash (the “Change of Control Payment”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the repurchase date), except to the extent the Company has previously elected to redeem all of the Notes pursuant to Section 3.7.

(b) Prior to or within 30 days following any Change of Control Triggering Event, except to the extent that the Company has exercised its right to redeem all the Notes as described under Section 3.7, the Company shall deliver a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee and the Paying Agent, or otherwise in accordance with the procedures of DTC describing:

(1) that a Change of Control Triggering Event has occurred or, if the Change of Control Offer is being made in advance of a Change of Control Triggering Event, that a Change of Control Triggering Event is expected to occur, and that such Holder has, or upon such occurrence will have, the right to require the Company to repurchase such Holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date falling prior to or on the repurchase date);

(2) the transaction or transactions that constitute, or are expected to constitute, such Change of Control Triggering Event;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered, except that such notice may be given more than 60 days prior to the repurchase date if the repurchase price is delayed as provided in clause (9) of this Section 4.7(b) (the “Change of Control Payment Date”));

(4) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(5) that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(6) that Holders electing to have any Notes repurchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(7) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to repurchase such Notes; provided that the Paying Agent receives, not later than the expiration time of the Change of Control Offer, a telegram, telex, facsimile transmission, e-mail, or letter setting forth the name of the Holder, the principal amount of Notes tendered for repurchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes repurchased;

(8) that if a Holder (other than a Holder of a Global Note) is tendering for repurchase less than all of its Notes, the Company will issue new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered and the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(9) if such notice is delivered prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event and that the Change of Control Payment Date may, in the Company’s discretion, be delayed until such time as the Change of Control Triggering Event occurs; and

(10) the other instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes repurchased.

While the Notes are in global form and the Company makes an offer to repurchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the repurchase of the Notes to be made through the facilities of DTC, in accordance with the rules and regulations thereof.

(c) Holders electing to have a Note repurchased shall be required to surrender the Note, with an appropriate form duly completed, to the Paying Agent at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders shall be entitled to withdraw their election if the Paying Agent receives not later than prior to the expiration of the Change of Control Offer, a telegram, telex facsimile transmission, or letter setting forth the name of the Holder, the principal amount at maturity of the Note which was delivered for repurchase by the Holder and a statement that such Holder is withdrawing his selection to have such Note repurchased.

(d) On the Change of Control Payment Date, all Notes repurchased by the Company under this Section 4.7 shall be delivered by the Company to the Trustee for cancellation, and the Company shall pay through the Paying Agent the repurchase price plus accrued and unpaid interest, if any, to, but not including the Change of Control Payment Date, to the Holders entitled thereto. With respect to any Note repurchased in part (other than a Global Note), the Company shall issue a new Note in a principal amount equal at maturity to the unpurchased portion of the original Note in the name of the Holder upon cancellation of the original Note.

(e) The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer.

(f) Prior to any Change of Control Offer, the Company shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of the Company to make such offer have been complied with.

(g) The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.7. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.7, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.7 by virtue of such compliance.

(h) A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control (or a related Change of Control Triggering Event). If a Change of Control Offer (or a third-party offer in lieu of a Change of Control Offer) is made in advance of a Change of Control, and prior to, upon, or after consummation of such Change of Control Offer, a Below Investment Grade Rating Event occurs that causes such Change of Control to result in a Change of Control Triggering Event, no additional Change of Control Offer will be required with respect to such Change of Control.

(i) On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(1) accept for repayment all Notes issued by the Company or portions thereof validly tendered and not validly withdrawn pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and repurchased by the Company.”

(g) With respect to the Notes, Section 4.8 shall be added in its entirety to the Base Indenture to read as follows:

“Section 4.8 Compliance in Connection with certain Investments and Repayments.

With respect to any (x) Investment or acquisition, in each case, for which the Company or any Subsidiary of the Company may not terminate its obligations (or may not do so without incurring significant expense) due to a lack of financing for such Investment or acquisition (whether by merger, consolidation, or other business combination or the acquisition of Capital Stock or otherwise), as applicable, (y) repayment, repurchase, or refinancing of Indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) has been delivered, and (z) any revolving credit facility, in each case for purposes of determining:

(1) whether any Lien being incurred in connection with such Investment, acquisition, or repayment, repurchase or refinancing of Indebtedness, or to secure any such Indebtedness (including such revolving credit facility), is permitted to be incurred in accordance with the covenant described in Section 4.5 or the definition of “Permitted Liens;”

(2) whether any other transaction undertaken or proposed to be undertaken in connection with such Investment, acquisition or repayment, repurchase, or refinancing of Indebtedness (including such revolving credit facility) complies with the covenants or agreements contained in this Indenture or the Notes; and

(3) any calculation of financial definitions, including Consolidated Net Worth, and whether a Default or Event of Default exists in connection with the foregoing,

at the option of the Company, using the date that the definitive agreement for such Investment, acquisition or repayment, repurchase, or refinancing of Indebtedness, or such revolving credit facility, is entered into or irrevocable notice of such repayment, repurchase, or refinancing of Indebtedness is given to the Holders of such Indebtedness (the “Transaction Agreement Date”), may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with Regulation S-X.”

(h) With respect to the Notes, Section 5.1 of the Base Indenture shall be replaced in its entirety to read as follows:

“Section 5.1 Merger, Consolidation, Amalgamation, or Sale of All or Substantially All Assets.

The Company may not consummate a Division as a Dividing Person, consolidate, merge, or amalgamate with or into or wind up into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(a) the Company is (x) the Division Successor surviving any Division or the surviving Person, as applicable, or (y) the Person formed by or surviving any such Division, consolidation, merger, amalgamation, or winding up (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance, or other disposition will have been made is a corporation, partnership, or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(b) (x) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under this Indenture and the Notes pursuant to supplemental indentures or other documents or instruments or (y) in the case of a Division, where the Company is the Dividing Person, the Division Successor shall remain or become a co-issuer of the Notes;

(c) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Subsidiaries as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(d) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such Division, consolidation, merger, amalgamation, or transfer and such supplemental indentures (if any) comply with this Indenture.

The Successor Company will succeed to, and be substituted for, the Company under this Indenture and the Notes, and, except in the case of a lease, the Company will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding the foregoing clause (3), (a) the Company may merge, consolidate, or amalgamate with an Affiliate of the Company incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another state of the United States or the District of Columbia, so long as the principal amount of Indebtedness of the Company and its Subsidiaries is not increased thereby (unless such increase is permitted by this Indenture), (b) the Company may convert into a corporation, partnership, limited partnership, limited liability company, or trust organized or existing under the laws of the jurisdiction of organization of the Company or the laws of the United States, any state thereof or the District of Columbia, and (c) any Subsidiary may merge, amalgamate, or consolidate with the Company; provided that the Company is the Successor Company in such merger, amalgamation or consolidation.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.”

(i) With respect to the Notes, Section 6.1 of the Base Indenture shall be replaced in its entirety to read as follows:

“Section 6.1 Event of Default.

Each of the following is an “Event of Default”:

(a)	a default in any payment of interest on the Note when due, continued for 30 days;

(b)

a default in the payment of principal or premium, if any, of the Note when due at its Stated Maturity, upon optional redemption (in the case of optional redemption, to the extent such Event of Default arises from the failure to pay the redemption price that is then due and is not subject to any conditions in connection with such optional redemption on all the Notes), upon required purchase, upon acceleration, or otherwise;

(c)

the failure by the Company or any Subsidiary to comply for 60 days after receipt of written notice referred to below with any of its obligations, covenants, or agreements (other than a default pursuant to Sections 6.1(a) or 6.1(b)) contained in the Notes or this Indenture; provided that in the case of a failure to comply with the provisions described under Section 4.2, such period of continuance of such default or breach shall be 120 days;

(d)

the failure by the Company or any Subsidiary to pay the principal amount of any Indebtedness for borrowed money (other than Indebtedness for borrowed money owing to the Company or a Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid at final maturity or acceleration exceeds $150.0 million or its foreign currency equivalent;

(e)	the Company or any Significant Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:

(i)	commences a voluntary case;

(ii)	consents to the entry of an order for relief against it in any voluntary case;

(iii)	consents to the appointment of a Custodian of it or for any substantial part of its property;

(iv)	makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency; or

(f)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)	is for relief against the Company or any Significant Subsidiaries in an involuntary case;

(ii)	appoints a Custodian of the Company or any Significant Subsidiaries any substantial part of its property;

(iii)	orders the winding up or liquidation of the Company or any Significant Subsidiaries; or

(iv)	any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days; or

(g)

failure by the Company or any Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $150.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent insurance companies), which judgments are not discharged, waived or stayed for a period of 60 days after such judgment becomes final and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed.

The foregoing will constitute Events of Default with respect to the Notes whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is affected by operation of law or pursuant to any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body.

However, a default under clause (c) of the first paragraph above will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of outstanding Notes notify in writing the Company of the default and such default is not cured within the time specified in clause (c) of the first paragraph above after receipt of such notice.”

(j) With respect to the Notes, Section 6.2 of the Base Indenture shall be replaced in its entirety to read as follows:

“Section 6.2 Acceleration of Maturity; Rescission and Annulment.

If an Event of Default (other than an Event of Default specified in Sections 6.1(e) or 6.1(f)) occurs and is continuing with respect to the Notes, the Trustee or the Holders of at least 30% in principal amount of outstanding Notes by written notice to the Company (with a copy to the Trustee, if given by such Holders) may declare the principal of, premium, if any, and accrued but unpaid interest, on all Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default specified in Sections 6.1(e) or 6.1(f) occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Under certain circumstances, the Holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive, rescind, or cancel any declaration of an existing or past Default or Event of Default and its consequences under this Indenture if such waiver, rescission, or cancellation would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.”

(k) With respect to the Notes, Section 6.7 of the Base Indenture shall be replaced in its entirety to read as follows:

“Section 6.7 Limitation on Suits.

In case an Event of Default occurs and is continuing with respect to the Notes, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to it against any loss, liability, or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing with respect to the Notes;

(2) Holders of at least 30% of the aggregate principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) such Holders have offered, and if requested, provided the Trustee security or indemnity reasonably satisfactory to it in respect of any loss, liability, or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.”

(l) With respect to the Notes, Section 6.13 of the Base Indenture shall be replaced in its entirety to read as follows:

“Section 6.13 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee and the Company may, on behalf of the Holders of all of the Notes, waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under this Indenture if such waiver, rescission or cancellation would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

In the event of any Event of Default arising from Section 6.1(d), such Event of Default and all consequences thereof will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if prior to 20 days after such Event of Default arose, (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the requisite amount of Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has otherwise been cured.”

(m) With respect to the Notes, Section 7.7 of the Base Indenture shall be replaced in its entirety to read as follows:

“Section 7.7 Compensation and Indemnity.

The Company shall pay to the Trustee and the Agents from time to time such compensation for their services as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee and the Agents upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts.

The Company shall indemnify the Trustee or any predecessor Trustee in each of its capacities hereunder (including as Paying Agent, Registrar or as an Agent, as applicable), and each of their officers, directors, employees, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and the performance of their duties hereunder and under the Notes, including the costs and expenses of enforcing this Indenture (including this Section 7.7), the Notes and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise). The Trustee and the Agents shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee or an Agent to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee and the Agents may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or an Agent as a result of its own willful misconduct or gross negligence as determined in a final non-appealable decision of a court of competent jurisdiction.

To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal and interest on particular Notes. The right of the Trustee to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or indebtedness of the Company.

The Company’s obligations pursuant to this Section and any lien arising hereunder shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee or an Agent. When the Trustee or an Agent incurs expenses or renders services after an Event of Default specified in Section 6.1(e) or 6.1(f) occurs with respect to the Company, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

The provisions of this Section shall survive the termination of this Indenture and the resignation or removal of the Trustee.”

(n) With respect to the Notes, Section 8.1 of the Base Indenture shall be replaced in its entirety to read as follows:

“Section 8.1 Satisfaction and Discharge of Indenture; Defeasance.

(a) This Indenture shall be discharged and shall cease to be of further effect and any collateral then securing the Notes shall be released (except as to surviving rights of registration or transfer or exchange of Notes and certain rights of the Trustee with respect to compensation and indemnity (and the Company’s obligations with respect thereto), as expressly provided for in this Indenture) as to all outstanding Notes when:

(1) either (a) all the Notes theretofore authenticated and delivered (other than Notes pursuant to Section 2.8 which have been replaced or paid and Notes for whose payment money has theretofore been deposited with the Paying Agent or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) shall become due and payable at their Stated Maturity within one year, or (iii) have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee and the Paying Agent for the giving of notice of a full redemption by the Trustee in the name, and at the expense, of the Company, and, in the case of this clause (b), the Company has irrevocably deposited or caused to be deposited with the Paying Agent funds, in cash in U.S. Dollars, U.S. Government Obligations or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Paying Agent to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under this Indenture; and

(3) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b) Subject to Section 8.2, the Company at any time may terminate (i) all of its obligations under the Notes and this Indenture (with respect to such Notes) and cure any then-existing Events of Default (“legal defeasance”) or (ii) its obligations under Sections 4.2, 4.4, 4.5, 4.6, and 4.7 and the operation of Section 5.1(c) and Sections 6.1(c) (with respect to any Default under Sections 4.2, 4.4, 4.5, 4.6, and 4.7 and the operation of Section 5.1(c)), 6.1(d), 6.1(e) (with respect to Significant Subsidiaries of the Company only), 6.1(f) (with respect to Significant Subsidiaries of the Company only) and 6.1(g) (“covenant defeasance”). The Company may exercise its legal defeasance option notwithstanding its prior exercise of the covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Section 8.1(b).

Upon satisfaction of the conditions set forth herein and upon request of the Company and at the Company’s expense, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c) Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 7.7, 7.8 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 7.7, 8.2 and 8.6 shall survive such satisfaction and discharge.

(d) The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(1) the Company irrevocably deposits or causes to be deposited in trust with the Trustee cash in U.S. Dollars, U.S. Government Obligations or a combination thereof in an amount in the opinion of a nationally recognized certified public accounting firm sufficient to pay the principal and the premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be;

(2) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(3) 91 days pass after the deposit is made and during the 91-day period no Default specified in Sections 6.1(e) or 6.1(f) with respect to the Company occurs which is continuing at the end of the period;

(4) the deposit does not constitute a default under any other agreement binding on the Company;

(5) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment advisor under the Investment Advisors Act of 1940;

(6) the Company delivers to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law since the issuance of the Notes); and

(7) the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

Before or after a deposit, the Company may make arrangements satisfactory to the Trustee and the Paying Agent for the redemption of such Notes at a future date in accordance with Article V.”

(o) With respect to the Notes, Section 8.3 of the Base Indenture shall be replaced in its entirety to read as follows:

“Section 8.3 [Reserved].”

(p) With respect to the Notes, Section 8.4 of the Base Indenture shall be replaced in its entirety to read as follows:

“Section 8.4 [Reserved].”

(q) With respect to the Notes, Section 9.1 of the Base Indenture shall be replaced in its entirety to read as follows:

“Section 9.1 Without Consent of Holders.

Notwithstanding Section 9.2 hereof, this Indenture and the Notes may be amended or supplemented by the Company and the Trustee without notice to or consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency identified in an Officer’s Certificate delivered to the Trustee;

(2) to conform the text of this Indenture or the Notes to the “Description of Notes” in the Prospectus Supplement which intent may be evidenced by an Officer’s Certificate to that effect;

(3) to comply with Section 5.1;

(4) to provide for the assumption by a successor Person of the obligations of the Company under this Indenture and the Notes, as the case may be;

(5) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(6) to add or release guarantors or additional co-issuers of the Notes to the extent it does not result in adverse tax consequences to the Holders;

(7) to secure the Notes;

(8) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

(9) to make any change that does not adversely affect the rights of any Holder in any material respect upon delivery to the Trustee of an Officer’s Certificate certifying the absence of such adverse effect;

(10) to comply with any requirement of the SEC in order to maintain the qualification of this Indenture under the TIA;

(11) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(12) to evidence and provide for the acceptance of appointment by a successor Trustee; provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture; or

(13) to provide for or confirm the issuance of Additional Notes in accordance with this Indenture.”

(r) With respect to the Notes, Section 9.2 of the Base Indenture shall be replaced in its entirety to read as follows:

“Section 9.2 With Consent of Holders.

(a) This Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) and any existing or past Default or compliance with any provisions of such documents may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). However, without the consent of each Holder of a Note affected (including, for the avoidance of doubt, any Notes held by Affiliates), no amendment, supplement or waiver may (with respect to any Notes held by a non-consenting Holder):

(1) reduce the percentage of the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes with respect to a nonpayment default by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration;

(5) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under Section 3.7;

(6) make any Note payable in money other than that stated in such Note;

(7) impair the right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8) make any change in the amendment or waiver provisions of this Indenture that require each Holder’s consent, as described in clauses (1) through (7) or (9) and (10) of this Section 9.2(a);

(9) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes; or

(10) make the Notes or any Guarantee subordinated in right of payment to any other obligations.

(b) It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof. For the avoidance of doubt, no amendment to, or deletion of any of the covenants contained in Article III and Article IV of this Indenture (except for Section 4.1) shall be deemed to impair or affect any rights of Holders of Notes to receive payment of principal of, or premium, if any, or interest on, the Notes.

(c) After an amendment under this Section 9.2 becomes effective, the Company shall (or shall cause the Trustee, at the expense of and at the written request of the Company, to) mail or electronically deliver to the Holders of Notes affected thereby a notice briefly describing such amendment. The failure of the Company to deliver such notice, or any defect therein, shall not in any way impair or affect the validity of an amendment under this Section 9.2.”

(s) With respect to the Notes, Section 10.8 of the Base Indenture shall be replaced in its entirety to read as follows:

“Section 10.8 No Recourse Against Others.

No manager, managing director, director, officer, employee, incorporator, or holder of any Equity Interests in the Company, any Subsidiary or any direct or indirect parent of the Company, as such, shall have any liability for any obligations of the Company (or any co-issuer or guarantor, if any) under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.”

ARTICLE 3

NOTES

Section 3.01 The Notes.

Pursuant to Section 2.2 of the Base Indenture, the Company hereby creates and issues a series of Notes designated as “5.000% Senior Notes due 2030,” initially issued under this First Supplemental Indenture in aggregate principal amount of $600,000,000 (the “Initial Notes”); provided that the Company may, at any time and from time to time, create and issue additional Notes (the “Additional Notes” and, together with the Initial Notes, the “Notes”) in an unlimited principal amount which will be part of the same series as the Initial Notes and which will have the same terms (except for the issue date, issue price, the first interest payment date and the date from which interest initially accrues) as the Initial Notes. The Initial Notes shall be issued at a price of 99.707% of the principal amount thereof.

The Trustee shall authenticate (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $600,000,000 and (ii) Additional Notes for original issue after the Issue Date (such Notes to be substantially in the form of Exhibit A hereto) in an unlimited amount, in each case upon receipt by the Trustee of a Company Order. In addition, each such Company Order shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated, whether the securities are to be Initial Notes or Additional Notes and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as Global Notes or Definitive Notes. Such Notes shall initially be in the form of one or more Global Notes, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Notes to be issued, (ii) shall be registered in the name of DTC, the Depositary with respect to the Notes, or its nominee and (iii) shall be held by the Trustee as custodian for DTC. A separate CUSIP or ISIN number will be issued for any Additional Notes, unless the Initial Notes and such Additional Notes are treated as “fungible” for U.S. federal income tax purposes.

All Notes issued under this Indenture will, once issued, be considered Notes for all purposes thereunder and will be subject to and take the benefit of all the terms, conditions and provisions of this Indenture.

Section 3.02 Maturity Date.

The maturity date of the Notes is November 17, 2030.

Section 3.03 Form; Payment of Interest.

(a) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part hereof. The Notes may have notations, legends or endorsements approved as to form by the Company, and required by law, stock exchange rule, agreements to which the Company is subject or usage. Each Note shall be dated the date of its authentication. The Notes shall be issuable only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) The Company shall pay interest semiannually on May 17 and November 17 of each year, with the first interest payment to be made on May 17, 2026, to Holders of record as of the applicable Record Date. Interest on the Notes shall accrue at a rate of 5.000% per annum from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from November 17, 2025. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

ARTICLE 4

REDEMPTION

Section 4.01 Redemption.

(m) With respect to the Notes, Section 3.2 of the Base Indenture shall be replaced in its entirety to read as follows:

“Section 3.2 Selection and Notice.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Paying Agent in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (so long as the Paying Agent knows of such listing), or if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Paying Agent shall deem fair and appropriate (and in such manner as complies with applicable legal requirements and the procedures of DTC) in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof; provided that the selection of Notes for redemption shall not result in a Holder of Notes with a principal amount of such Notes less than the minimum denomination. If any Note is to be purchased or redeemed in part only, the notice of purchase or redemption relating to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of and premium, if any, plus accrued and unpaid interest on the Notes, if any, on the Notes to be redeemed.”

(n) With respect to the Notes, Section 3.7 shall be added in its entirety to the Base Indenture to read as follows:

“Section 3.7 Optional Redemption.

(a) The Notes may be redeemed, in whole at any time, or in part from time to time, subject to the conditions and at the redemption prices set forth in Paragraph 5 of the form of Note set forth in Exhibit A hereto, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to (but not including) the redemption date.

(b) In connection with any redemption of the Notes, any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, consummation of a Change of Control, acquisition, or refinancing. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed. In addition, such notice of redemption may be extended if such conditions precedent have not been met by providing notice to Holders.

(c) The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, the Company may, under certain circumstances, be required to purchase Notes as described under Section 4.7. The Company or its Affiliates may at any time and from time to time acquire Notes by means other than a redemption, whether by tender offer, exchange offer, in open market purchases, through negotiated transactions, or otherwise, in accordance with applicable securities laws, upon such terms and at such prices as the Company or its Affiliates may determine, which may be more or less than the consideration for which the Notes offered hereby are being sold and may be less than the redemption price then in effect and could be for cash or other consideration. For the avoidance of doubt, any purchase or repurchase of the Notes, including pursuant to any tender or exchange offer, or a Change of Control Offer, does not constitute a redemption.”

ARTICLE 5

MISCELLANEOUS

Section 5.01 Ratification of the Indenture.

The Base Indenture as supplemented by this First Supplemental Indenture is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 5.02 Governing Law; Waiver of Jury Trial; Consent to Jurisdiction.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE OR THE NOTES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

THE COMPANY, THE TRUSTEE AND THE HOLDERS (BY THEIR ACCEPTANCE OF THE NOTES) EACH HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 5.03 Counterpart Originals.

This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or electronic format (e.g., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (e.g., “.pdf” or “.tif”) shall be deemed to be their original signatures for all purposes.

Unless otherwise provided herein, the words “execute”, “execution”, “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this First Supplemental Indenture, the Notes or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act. The Trustee shall not have any duty to confirm that the Person sending any notice, instruction or other communication by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a Person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to the Trustee) shall be deemed original signatures for all purposes. The Company assumes all risks arising out of the use of electronic signatures and electronic methods to send communications to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized communication, and the risk of interception or misuse by third parties.

Section 5.04 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table, headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 5.05 The Trustee.

The Trustee assumes no duties, responsibilities or liabilities by reason of this First Supplemental Indenture other than as set forth in the Base Indenture and, in carrying out its responsibilities hereunder, shall have all of the rights, protections and immunities which it possesses under the Base Indenture. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals herein are deemed to be those of the Company and not of the Trustee.

[Signatures on following page]

SIGNATURES

Dated as of November 17, 2025

MATTEL, INC.

By:	/s/ Mandana Sadigh
Name:	Mandana Sadigh
Title:	Senior Vice President & Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough
Name:	Bradley E. Scarbrough
Title:	Vice President

EXHIBIT A

[FORM OF FACE OF NOTE]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. [___]	Principal Amount $[________________], as revised by the Schedule of Increases or Decreases in the Global Note attached hereto[1]

CUSIP / ISIN NO. _________________2

MATTEL, INC.

5.000% Senior Notes due 2030

Mattel, Inc., a Delaware corporation, promises to pay to Cede & Co., or registered assigns, the initial principal amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto, on November 17, 2030.

Interest Payment Dates: May 17 and November 17.

Record Dates: May 1 and November 1.

Additional provisions of this Note are set forth on the other side of this Note.

[1]	Insert for Global Notes only.
[2]	CUSIP / ISIN: 577081 BG6 / US577081BG67

MATTEL, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory	Date: November 17, 2025

[FORM OF REVERSE SIDE OF NOTE]

5.000% Senior Notes due 2030

1. Interest

Mattel, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture, hereinafter referred to as the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company shall pay interest semiannually on May 17 and November 17 of each year, with the first interest payment to be made on May 17, 2026.3 Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from November 17, 2025.4 The Company shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest, if any, on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest, if any. The Company shall pay interest (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the May 1 and November 1 next preceding the Interest Payment Date unless Notes are cancelled, repurchased or redeemed after the Record Date and before the Interest Payment Date. Holders must surrender Notes to the Trustee or a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest, if any, in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the Paying Agent by the transfer of immediately available funds to the accounts specified by the Depositary. The Company shall make all payments in respect of a Definitive Note (including principal, premium, if any, and interest, if any) through the Paying Agent by mailing a check to the registered address of each Holder thereof.

3. Paying Agent and Registrar

Initially, U.S. Bank Trust Company, National Association, duly organized and existing under the laws of the United States of America and having a corporate trust office at 633 West 5th Street, 24th Floor, Los Angeles, California 90071 (“Trustee”), shall act as Paying Agent and Registrar. The Company may appoint and change the Paying Agent, Registrar or co-registrar without notice to any Holder. The Company may act as Paying Agent, Registrar or co-registrar.

[3]	With respect to the Initial Notes.
[4]	With respect to the Initial Notes.

4. Indenture

The Company issued the Notes under an indenture dated as of November 17, 2025 (the “Base Indenture” and, as supplemented by the First Supplemental Indenture, dated as of November 17, 2025 (the “First Supplemental Indenture”), and any further amendments or supplements thereto, collectively the “Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Securities Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Company. This Note is one of the 5.000% Senior Notes due 2030 referred to in the Indenture. The Notes include (i) $600,000,000 aggregate principal amount of the Company’s 5.000% Senior Notes due 2030 issued under the Indenture on November 17, 2025 (herein called “Initial Notes”) and (ii) if and when issued, Additional Notes of the Company that may be issued from time to time under the Indenture subsequent to November 17, 2025.

5. Optional Redemption

(a)

Prior to October 17, 2030 (one month prior to their maturity date) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, upon notice as described under Section 3.3 of the Indenture, at a redemption price (expressed as a percentage of principal amount) equal to the greater of:

(1) (i) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (ii) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to (but not including) the redemption date.

(b)

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, to (but not including) the redemption date (subject to the right of Holders of record of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the redemption date).

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

(c)	The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

(d)	Unless the Company defaults in the payment of the redemption price, interest shall cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e)	Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Article III of the Indenture.

6. Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event, the Company will be required to make a Change of Control Offer in accordance with Section 4.7 of the Indenture.

7. Mandatory Redemption.

The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, the Company may, under certain circumstances, be required to purchase Notes as described under Section 4.7 of the Indenture. The Company or its Affiliates may at any time and from time to time acquire Notes by means other than a redemption, whether by tender offer, exchange offer, in open market purchases, through negotiated transactions, or otherwise, in accordance with applicable securities laws, upon such terms and at such prices as the Company or its Affiliates may determine, which may be more or less than the consideration for which the Notes offered hereby are being sold and may be less than the redemption price then in effect and could be for cash or other consideration. For avoidance of doubt, any purchase or repurchase of the Notes, including pursuant to any tender or exchange offer, or a Change of Control Offer, does not constitute a redemption.

8. Denominations; Transfer; Exchange

The Notes are denominated in Dollars and the payment of the principal, premium, if any, and interest, if any, on the Notes shall be in Dollars. The Notes are in registered form without coupons in minimum denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes (1) for the period beginning at the opening of business fifteen days preceding the sending of a notice of redemption of the Notes selected for redemption or in connection with a Change of Control Offer and ending at the close of business on the date such notice is sent, (2) that have been selected, called or being called for redemption as a whole or the portion being redeemed of any Notes selected, called or being called for redemption in part, or (3) for the period between the Record Date and Interest Payment Date of the Notes.

9. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

10. Unclaimed Money

Subject to applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal and interest that remains unclaimed for two years. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person.

11. Discharge and Defeasance

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations (sufficient, without reinvestment, in the opinion of a nationally recognized certified public accounting firm) for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be.

12. Amendment, Waiver

The Indenture and the Notes may be amended or waived as set forth in Article IX of the Indenture.

13. Defaults and Remedies

Events of Default shall be as set forth in Article VI of the Indenture.

14. Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15. No Recourse Against Others

No manager, managing director, director, officer, employee, incorporator, or holder of any Equity Interests in the Company, any Subsidiary or any direct or indirect parent of the Company, as such, shall have any liability for any obligations of the Company (or any co-issuer or guarantor, if any) under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

16. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

18. CUSIP and ISIN Numbers

The Company has caused CUSIP numbers and ISIN numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

19. Successor Entity

When a successor entity assumes, in accordance with the Indenture, all of the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and all other conditions of the Indenture are satisfied, the predecessor entity shall be released from those obligations.

20. Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint ____________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: ______________	Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of the Note shall be $[ ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount in increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.7 of the Indenture, check the box:

☐ 4.7

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.7 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or integral multiples of $1,000 in excess thereof): $

Date: ______________	Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.